ENDORSEMENT
                           APPLICABLE TO TSA CONTRACTS

In this endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, reference to "Contract" will also include Certificate.

When issued with this Endorsement, this Contract is a "TSA Contract" which meets the requirements of Section 403(b) of the Code. It is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable sections of this Contract. Also, your rights under this Contract are not forfeitable.

PART I - DEFINITIONS

The following is added at the end of the existing definition:

1.   ANNUITY COMMENCEMENT DATE

Your choice of an Annuity Commencement Date is subject to the maximum maturity age stated in the Data pages.

The following definition is added:

2.   APPLICABLE TAX CHARGE

"Applicable Tax Charge" means a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state. We will deduct any such Applicable Tax Charge from amounts applied to an Annuity Benefit in accordance with Part VII. If the tax to which the Applicable Tax Charge relates is imposed on us at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the Applicable Tax Charge from Contributions in Part III or withdrawals, and/or termination payments in Part V.

The existing definition is replaced by the following:

3.   CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value less (i) any charges that apply as described in Part VIII and shown on the Data Pages and
(ii) the amount of the entire unpaid balance of any loan, including interest due but not paid.


2004TSA

The existing definition is replaced by the following:

4.   CODE

The term "Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable federal income tax Regulations.

The following is added at the end of the existing definition:

5.   EMPLOYER

"Employer" means the person or company which makes Contributions to purchase this Contract and which must be either of the following:

     (a) An organization described in Section 501(c)(3) of the Code which is exempt from Federal income tax under Section 501(a) of the Code.

     (b) A State, a political subdivision of a State or an agency or instrumentality of any of the foregoing, with respect to employees who perform services for any educational organization, as described in
          Section 170(b)(1)(A)(ii) of the Code.

The following definition is added:

6.   403(B) ARRANGEMENT

A "403(b) Arrangement" means any plan or arrangement which qualifies under
Section 403(b) of the Code, including an annuity contract under Section 403(b)(1) or a custodial account under Section 403(b)(7) of the Code.

The following is added at the end of the existing definition:

7.   OWNER

 "Owner" means the individual shown on the Data Pages, who must also be the Annuitant. The Owner of this Contract cannot be changed.

The existing definition is replaced by the following:

8.   PLAN

"Plan" means a program established by an Employer for the purchase of annuity contracts under Section 403(b) of the Code for its employees. The Employer is the "Plan Administrator" within the meaning of Section of 414(g) of the Code and applicable Treasury Regulations. An "ERISA Plan" is a Plan subject to Title I of the Employee Retirement Income Security Act of 1974 ("ERISA").



2004TSA                              Page 2

The following definition is added:

9.   REQUIRED MINIMUM DISTRIBUTION PAYMENTS

"Required Minimum Distribution Payments " means the payments from or with respect to this Contract which are required by Sections 403(b) and 401(a)(9) of the Code and are discussed in Item 17 of this Endorsement.

PART III - CONTRIBUTIONS AND ALLOCATIONS

The following is added at the end of the existing provision:

10.  LIMITS ON CONTRIBUTIONS

Contributions must be from a 403(b) Arrangement and must be remitted by the Employer, except for rollover and direct transfer Contributions described in this Section.

Unless the Employer notifies us in accordance with our then current procedure at the time a Contribution is made that the Contribution has a different source, we will treat all Contributions as Contributions made by your Employer under a salary reduction agreement you enter into with your Employer. Your salary reduction contributions are "elective deferrals" and cannot exceed the elective deferral limitation under Section 402(g) of the Code which applies to this Contract and all other plans, contracts or arrangements with your Employer. If Contributions to this Contract inadvertently cause the excess deferral limit to be violated, such deferrals must be distributed by April 15 of the following calendar year, as described in Treasury Regulation Section 1.402(g)-1(e). This distribution is subject to a Withdrawal Charge, unless otherwise specified in this Contract.

You may with our agreement and subject to our documentation rules, directly roll over after-tax funds from another eligible retirement plan which is a defined contribution plan within the meaning of Code Section 402(c)(2).

You may, with our agreement and subject to our documentation rules, make rollover and direct transfer Contributions to this Contract. A rollover Contribution is an eligible rollover distribution from an eligible retirement plan within the meaning of Section 402(c) of the Code. If this Contract is purchased with a rollover Contribution, the source of the initial Contribution must be an annuity contract or custodial account that meets the requirements of either Section 403(b) or Section 408(d)(3)(A)(iii) of the Code.

A direct transfer Contribution is a direct transfer of funds from another 403(b) Arrangement ("Transferred Funds"). If you make a direct transfer Contribution, you must inform us at the time of making the Contribution the portion, if any, of the Transferred Funds which is (a) exempt from the "Restrictions on Payments" described in Item 11 of this Endorsement and (b) eligible for delayed distribution under the "Required Minimum Distribution Rules" described in Item 17A of this Endorsement. If you do not tell us, then we will treat all such amounts as being subject to the applicable payment restrictions and distribution requirements of the Code. Any



2004TSA                              Page 3

Transferred Funds from a contract not issued by us will be reduced by the amount of any Applicable Tax Charge that applies, as we determine.

Also, the Employer must tell us any additional restrictions that the Employer applies if a direct transfer contribution from another 403(b) Arrangement is made.

If we are notified that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract or another Contract for the exclusive benefit of you and your beneficiaries.

PART V - WITHDRAWALS AND TERMINATION

The following provisions are added to Part V Withdrawals and Termination:

11.  RESTRICTIONS ON PAYMENTS

No withdrawals, distributions or other payments may be made of Restricted Amounts (defined in the next sentence) until permitted. The restrictions of the preceding sentence apply to these funds (hereafter referred to as "Restricted Amounts"):

     A. Any funds attributable to contributions made pursuant to a salary reduction agreement with the Employer, including earnings on such "salary reduction contributions," less the amount of your December 31, 1988 account balance in the 403(b) Arrangement, if any; and

     B. Any funds which have been transferred directly or indirectly from a custodial account described in Section 403(b)(7) of the Code. All amounts in this Contract attributable to contributions directly transferred from a custodial account under section 403(b)(7) of the Code (including any part of a contribution which was directly transferred from a Section 403(b)(7) custodial account into another
          Section 403(b)(1) annuity contract and which is subsequently directly transferred into this Contract) are "Restricted Amounts."

Payments of Restricted Amounts may not be made until you (i) reach age 59 1/2,
(ii) have a severance from employment with the Employer; (iii) die; (iv) become "disabled" under Section 72(m)(7) of the Code or (v) suffer hardship under
Section 403(b)(11) of the Code. Payments of salary reduction Contributions (but not any earnings credited thereon) may be made in the case of hardship. A request for a withdrawal of Restricted Amounts on the grounds of disability or hardship must be sent with proof acceptable to us of such condition.

Unless you have made direct transfer Contributions to this Contract and you have also provided our Processing Office in writing with a "grandfather amount," all amounts under this Contract will be deemed attributable to salary reduction contributions made after December 31, 1988 and earnings credited thereon. A "grandfather amount" is your 403(b) Arrangement account balance as of December 31, 1988.


2004TSA                              Page 4

Other Restrictions on Distributions

If this Contract is purchased pursuant to an ERISA Plan the "Spousal Annuity and Consent Rules" provision, Item 17 of this Endorsement, also applies to a request for any distribution from this Contract.

Transfers of Cash Value while you have an outstanding loan are limited as described in "Loans", Item 13 of this Endorsement. [THE FOLLOWING SENTENCE WILL APPEAR BASED ON PRODUCT DESIGN (APPLICABLE FOR THE ACCUMULATOR PRODUCT).] [While you have an outstanding loan, the amount you may withdraw is limited such that the Cash Value remaining after the withdrawal is equal to at least 10% of your unpaid loan balance, including interest due but not paid.]

We reserve the right to limit transfers of Cash Value, up to the amount of any Loan Reserve Account under your Contract, to another 403(b) arrangement while you have an outstanding loan as described in "Loans", Item 13 of this Endorsement.

The "Annuity Benefits" Part VII of this Contract is also subject to the above "Restrictions on Payments".

12.  DIRECT ROLLOVER OPTION

You (or a beneficiary as described in the Beneficiary section in Part VI of this Contract who is your surviving spouse) may elect to have all or any portion of your Cash Value (or death benefit in the case of a spousal beneficiary) paid directly to another "eligible retirement plan" in a "direct rollover transaction" in accordance with Sections 403(b), 402(c) and 401(a)(31) of the Code.

In order to elect this option all of the following requirements must be met:

     (a) The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for your spousal beneficiary).

     (b) The distribution must not include any after-tax contributions under this Contract except as otherwise permitted under the Code.

     (c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See "Annuity Benefits and Required Minimum Distributions", below). We reserve the right to determine the amount of the Required Minimum Distribution. If you elect a payment option under Part VII of this Contract which is either paying substantially equal periodic payments for a period of ten years or more or a life annuity, the direct rollover option is not available.

     (d) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.


2004TSA                              Page 5

13.  LOANS

     a.   GENERAL

Prior to your Annuity Commencement Date, you may request a loan, subject to the terms of this section. Your loan is subject to the terms of the Plan, if applicable, and the Code. Future restrictions in the Code may require changes in the terms and availability of loans.

We reserve the right not to permit a new loan if you have previously defaulted on a loan and have not repaid the outstanding amount due.

A loan is effective on the date we specify, according to our then current procedures, after we approve your Loan Request Form. Your Loan Request Form together with your loan confirmation notice will be your loan agreement and will contain all the terms of the loan which apply, including amount of the loan, interest rate and the repayment due dates.

Only one outstanding loan is permitted at a time under this Contract.

     b.   LOAN AMOUNT

     The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum amount of a loan be less than [$1000]. The maximum amount of a loan will be determined as described in the next paragraph subject in all cases only to the maximum amount which may be described in the Code.

As a condition of making a loan, we will require you to state that the loan amount requested, does not exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. If you are also a participant in other 403(b) Arrangement(s) or qualified plans of your Employer, the maximum loan amount is limited to the maximum amount aggregated for all plan loans which you have outstanding under those plans, as required by Section 72(p) of the Code.

The maximum loan amount permitted under the Code may not be more than the lesser of (A) or (B) below:

     (A) [$50,000], less the highest outstanding balance of loans under any 403(b) Arrangement(s) or any other qualified plan that you have with the Employer during the one-year period ending on the day before the Loan Effective Date, over the outstanding balance of loans under any 403(b) Arrangement(s) or other qualified plans of your Employer on the Loan Effective Date.

     (B) The greater of (i) one half the present value of your nonforfeitable accrued benefit under all of the 403(b) Arrangement(s) or other qualified plans of your Employer or (ii) [$10,000].


2004TSA                              Page 6

     c.   LOAN TERM

The loan term will be for a maximum of [five years]. If you state on the Loan Request Form that the purpose of the loan is to purchase your principal residence, your loan term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (i) the election and commencement of Annuity Benefits under Part VII of this Contract, (ii) the date this Contract terminates due to a total withdrawal of the Cash Value under Part V, (iii) the date we pay a death benefit pursuant to Part VI of this Contract, or (iv) any date we determine that the Code requires acceleration of the loan repayment so that the Federal income tax status of your Contract is not adversely affected.

     d.   LOAN RESERVE ACCOUNT:

[THE BRACKETED TEXT WILL APPEAR BASED ON PRODUCT DESIGN (APPLICABLE FOR THE EQUIVEST PRODUCT).]
On the Loan Effective Date, we will transfer to a "Loan Reserve Account" an amount equal to the sum of [(1)] the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term [and (2) 10% of the loan amount, which will earn interest at the Guaranteed Interest Rate]. You may not make any partial withdrawals or transfers among Investment Options or to another 403(b) Arrangement or eligible retirement plan from the Loan Reserve Account until after repayment of the principal amount then due. You may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded.

The "Loan Reserve Account Rate" will equal the loan interest rate (see the paragraph below) minus 2%, or such other percentage which is determined according to our then current procedures and which is not greater than permitted under any current applicable state or federal law.

     e.   LOAN INTEREST RATE:

(i) This item (i) applies to your TSA Contract if an ERISA Plan does not apply:

We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will be not greater than any maximum rate required under any current applicable state or federal law.

(ii) This item (ii ) only applies if an ERISA Plan applies to your TSA Contract:

We will from time to time determine the loan interest rate at which interest on a loan will accrue daily; however, if requested by the Employer, we will substitute the rate requested by the Employer, subject to any limitations imposed by law. The rate so determined by us will be a reasonable rate set in accordance with Department of Labor Regulations Section 2550.408b-1(e), and will be based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances.



2004TSA                              Page 7

We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"); however, if a different rate is requested by the Employer, we will substitute the rate subject to any limitations imposed by law. Such rate will not be greater than any maximum rate required under any current applicable state or federal law.

     f.   REPAYMENTS:

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will apply payments first to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Option and may be withdrawn (if otherwise permitted), transferred to another Investment Option, or applied to an annuity as described in Part VII, "Annuity Benefits and Required Minimum Distributions".

     g.   DEFAULT:

By each repayment due date (or a specified date thereafter in accordance with our then current procedures) if the amount of the loan repayment is less than the amount due or the loan repayment is not received at our Processing Office, we will treat the loan as being in default. We will treat the entire unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

We reserve the right, however, to change our procedures at any time. We also reserve the right to deduct any Withdrawal Charges that may apply and any required tax withholding.

If the amount in the Loan Reserve Account is not subject to the restrictions described in, "Restrictions on Payment" Item 11 of this Endorsement, on your default we reserve the right to deduct from the Loan Reserve Account an amount equal to the interest and principal payments due. We also reserve the right to deduct any Withdrawal Charges that apply and any required tax withholding.

If the amount in the Loan Reserve Account is subject to the restrictions described in "Restrictions on Payment", Item 11 on your default we will designate in the Loan Reserve Account an amount equal to the unpaid balance (interest and principal payments due) at the time of the default. When your Contract is no longer subject to the withdrawal restrictions described in "Restrictions on Payment," Item 11 we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date you reach age 59-1/2 or we are notified in writing that another event has occurred which would permit Restricted Amounts to be paid. (Such an event includes a severance from employment with the Employer, disability or death.)


2004TSA                              Page 8

     h.   CHANGES:

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law that apply to this Contract.

PART VI - DEATH BENEFITS

The following is added at the end of the existing provision:

14.  DEATH BENEFIT

This payment of the death benefit is subject to the "Required Minimum Distribution Rules" of Sections 403(b) and 401(a)(9) of the Code. See Part VII, "Annuity Benefits and Required Minimum Distributions".

[THE FOLLOWING SENTENCE WILL APPEAR BASED ON FEATURE AVAILABILITY.]
The death benefit under the "Death Benefit" section of this Contract will not be paid at your death before the Annuity Commencement Date and the coverage under this Contract will continue if the "Beneficiary Continuation Option" described in Item 16 of this Endorsement is in effect.

The existing provision is replaced by the following:

15.  BENEFICIARY:

You give us the name of the beneficiary who is to receive any death benefit payable on the Annuitant's death. You may change the beneficiary from time to time during the Annuitant's lifetime and while coverage under the Contract is in force. Any such change must be made in writing in a form we accept. A change will, upon receipt at the Processing Office, take effect as of the date the written form is executed, whether or not you are living on the date of receipt. We will not be liable as to any payments we made before we receive any such change.

You may name one or more persons to be primary beneficiary on the Annuitant's death and one or more other persons to be successor beneficiary if the primary beneficiary dies before the Annuitant. Unless you direct otherwise, if you have named two or more persons as beneficiary, the beneficiary will be the named person or persons who survive the Annuitant and payments will be made to such persons in equal shares or to the survivor. Unless you specifically elect in writing otherwise, we will treat each beneficiary's share of the death benefit payable as a separate account for the benefit of each beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

Any part of a death benefit payable as described in the "Death Benefit" section of this Contract for which there is no named beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to the children who survive you, in equal shares; if there are no children, then to your estate.



2004TSA                              Page 9

If you so choose in writing, any amount that would otherwise be payable to a beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity chosen by you, subject to our rules then in effect and the "Required Minimum Distribution Rules" in Item 17B of this Endorsement. If at your death there is no election in effect, the beneficiary may make such an election. In the absence of any election by either you or the beneficiary, we will pay the death benefit in a single sum.

Any naming of a beneficiary is subject to the terms of the Plan, if one applies, including any terms requiring spousal consent.

[THE FOLLOWING SECTION WILL APPEAR BASED ON FEATURE AVAILABILITY.]
16.  BENEFICIARY CONTINUATION OPTION:

Except as otherwise provided herein, this Item 16 will apply only if you die before the Annuity Commencement Date, and the beneficiary named in this Contract is an individual.

If there is more than one beneficiary, and any beneficiary is not an individual, then this Item 16 does not apply to that beneficiary, and the non-individual beneficiary's share of the death benefit described in the "Death Benefit" section of this Contract is payable to the non-individual beneficiary.

If this Item 16 applies and there is more than one beneficiary, the Annuity Account Value will be apportioned among your beneficiaries as you designate pursuant to the Beneficiary section of this Endorsement.

One or more individual beneficiaries may continue this Contract. In order to continue this Contract under the terms set forth in (a) through (h) below, we must receive that beneficiary's election within nine (9) months after your death and before the beneficiary's share of the death benefit is paid out in any manner inconsistent with that beneficiary's election to continue the Contract.

Each individual beneficiary electing to continue the Contract will be a "Continuation Beneficiary" described in Item 16(c) below with respect to that beneficiary's portion of the Annuity Account Value.

For any beneficiary who does not timely elect to be a Continuation Beneficiary, we will pay that beneficiary's share of the death benefit pursuant to the "Death Benefit" section of this Contract.

The terms of the Beneficiary Continuation Option are as follows:

a. the Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

     [THE FOLLOWING SECTION WILL APPEAR BASED ON FEATURE AVAILABILITY.]
b. [if the Annuity Account Value at the date of your death is less than the minimum death benefit at the date of your death, then we will reset the Annuity Account Value to equal such minimum death benefit. Other than this, the death benefit provisions of the Contract


2004TSA                             Page 10
     will no longer be in effect for any beneficiary electing to become a Continuation Beneficiary.

     As of the date we receive satisfactory proof of your death along with all the written documentation necessary to make a claim we will then compare the Annuity Account Value and the death benefit pursuant to the "Death Benefit" section of this Contract as of this date (the reset date, if applicable). If the Annuity Account Value is less than the applicable death benefit, we will reset the Annuity Account Value to equal such death benefit.

     If there are multiple beneficiaries the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any beneficiary subsequently electing a death benefit will receive the applicable payment amount. The death benefit provision ends upon the election of the Beneficiary Continuation Option.]

c. the Continuation Beneficiary will automatically become the Annuitant with respect to that Continuation Beneficiary's portion of the Annuity Account Value.

d.   the Continuation Beneficiary may transfer amounts among the Investment
     Options.

e. the Continuation Beneficiary cannot make any additional Contributions to the Contract.

f. distributions to the Continuation Beneficiary will be made in accordance with requirements described in Item17B of this Endorsement "Required Minimum Distribution Rules - Payments After Your Death" and the rules of the Code. If there is more than one Continuation Beneficiary, payments to each will be based on the individual life expectancy of each Continuation Beneficiary.

g. the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

h. upon the Continuation Beneficiary's death, we will make a lump sum payment of any remaining Annuity Account Value apportioned to that Continuation Beneficiary to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased Continuation Beneficiary elects to continue the payment method originally elected by the Continuation Beneficiary.

A trust with only individual beneficiaries may continue this Contract after your death if

1.   the trust is the only beneficiary;
2.   all of the beneficiaries of the trust are individuals; and
3. the trust qualifies as a designated beneficiary for purposes of the Required Minimum Distribution rules of the Code; and
4. the trust provides us the documentation that we require within the time period we require.



2004TSA                             Page 11

In the event that such a qualifying trust elects to continue the Contract, the oldest trust beneficiary is the Continuation Beneficiary and the individual whose life expectancy is used to measure the payments required after your death as described in Item17B of this Endorsement "Required Minimum Distribution Rules
- Payments After Your Death".

PART VII - ANNUITY BENEFITS

THE TITLE OF THIS PART IS CHANGED TO "ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS"

Annuity Benefits are also subject to the "Restrictions on Payments" described in
Part V, Item 11 of this Endorsement.

The following provisions are added at the end of Part VII.

17.  REQUIRED MINIMUM DISTRIBUTION RULES:

Notwithstanding anything in this Contract to the contrary, this Contract is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

Item 17A below, describes the Required Minimum Distribution payments to be made during your lifetime. Item 17B below, describes the Required Minimum Distribution payments to be made after your death, if you die before your entire interest in this Contract is distributed to you.

The Required Minimum Distribution rules may be satisfied by either taking an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another 403(b) arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another 403(b) arrangement that you maintain.

A.   REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS DURING YOUR LIFE

Except as otherwise noted in this Item 17A, your entire interest in this Contract will be distributed, or begin to be distributed, no later than your Required Beginning Date. For purposes of this Item 17A your Required Beginning Date is April 1 of the calendar year following the later of these two choices:
(a) the calendar year you reach age 70 1/2 or (b) the calendar year you retire from employment with the Employer.



2004TSA                             Page 12

If this Contract was purchased with a direct transfer of funds from another 403(b) Arrangement and you informed us at the time of purchase of the amount, as provided in "Limits on Contributions", Item 10 of this Endorsement, payments of the amount of your December 31, 1986 account balance transferred to this Contract must begin by age 75.

Your Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over your life, or the lives of you and your named beneficiary, or a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your named beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules described in the Treasury Regulations.

MANNER OF PAYMENT

You may satisfy the Required Minimum Distribution rules by applying any portion of your entire interest under this Contract to an Annuity Benefit which satisfies Temporary Treasury Regulation Section 1.401(a)(9)-6T, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in [Q&As-1 and -4 of Section 1.401(a)(9)-6T] of the Temporary Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in [Q&A-2 of ss.1.401(a)(9)-6T] or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of your interest in this Contract must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

     (a) the quotient obtained by dividing your interest in this Contract (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your attained age as of your birthday in the calendar year for which the distribution is required; or

     (b) if your sole designated beneficiary for the calendar year for which the distribution is required is your spouse, the quotient obtained by dividing your interest in this Contract (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your respective attained ages as of your respective birthdays in the calendar year for which a distribution is required.



2004TSA                             Page 13

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Contract on an irrevocable basis, your entire interest under this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Contract.

B.   REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER YOUR DEATH

     (a) Death On or After Lifetime Required Minimum Distribution Payments Begin. If you die on or after lifetime Required Minimum Distribution payments begin, the remaining portion of your interest will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under this Contract.

     (b) Death Before Lifetime Required Minimum Distribution Payments Begin. If you die before lifetime Required Minimum Distribution payments begin, your entire interest will be distributed at least as rapidly as follows:

          (1) If your beneficiary is an individual other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to take distribution of your entire interest in accordance with Item 17B, paragraph (b)(3) below.

          (2) If your sole Beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with Item 17B, paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with Item 17B, paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under this Contract.

          (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your


2004TSA                             Page 14
          surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under Item 17B, paragraph
          (b)(2) above).

          (4) Life expectancy is determined using the Single Life Table in [Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9] or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item 17B and reduced by 1 for each subsequent year.

     (c) For purposes of paragraphs (a) and (b) of this Item 17B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in this Item 17A or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph
     (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Temporary Treasury Regulation Section [1.401(a)(9)-6T] or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of your interest in this Contract after your death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of your death is the quotient obtained by dividing your interest in this Contract (determined under Treasury Regulations) by the remaining life expectancy of the applicable Beneficiary, determined as provided above. The rules applicable to the determination of your entire interest under this Contract in Item 17A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Contract on an irrevocable basis, your entire interest under this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Contract.

18.  SPOUSAL ANNUITY AND CONSENT RULES:

This Item 18 applies only if an ERISA Plan applies.

If you are married, payments will be made in the form of a qualified Joint and Survivor Annuity as defined in Section 417(b) of the Code. If you are not married, payments will be made in the "Normal Form" of Annuity (as described in Part VII of this Contract), unless you elect otherwise as described in this item. If you are married and die before payments have begun, payments will be made to your surviving spouse in the form of a Life Annuity unless at the time of your death



2004TSA                             Page 15
there was a contrary election made pursuant to this Item. However, your surviving spouse may elect, before payment is to commence, to have payment made in any form permitted under the terms of this Contract and the Plan.

You may elect pursuant to the Plan and ERISA not to have payments made in the form of a qualified Joint or Survivor annuity or Life Annuity as the case may be. In that case it will be paid in any other form elected under the terms of this Contract and the Plan. If payments are to be made to your spouse upon your death, your spouse may elect in accordance with the Plan and ERISA for a beneficiary other than the spouse to receive payments.

If you will not attain age 35 by the end of the current Plan year, you may make a special election to name a beneficiary other than the spouse to receive payment of the value of your interest. Such election will be effective for the period beginning on the date of such election and ending on the first day of the Plan year in which you will attain age 35. The elections will cease to be effective as of the first day of the Plan year in which you attain age 35 unless a new election naming a beneficiary other than the spouse is made pursuant to the terms of this Item 18.

Any such election must be consented to by your spouse, if applicable, in writing before a notary or a representative of the Plan and must be limited to a benefit for a specific alternate beneficiary. However, no spousal consent will be required if you can prove to the satisfaction of the Employer and us, that you have no spouse or that you cannot locate the spouse. Also, if you have become legally separated from the spouse or have been abandoned (within the meaning of local law) and have a court order to such effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Each election to designate a beneficiary other than your spouse must be consented to by your spouse and any election made under this paragraph to waive the spouse's benefits may be revoked without the consent of the spouse at any time prior to the date as of which payments commence. Any consent to waive the spouse's benefits will be valid only with regard to the spouse who signs it. Any new waiver or change of beneficiary will require new spousal consent.

The provisions requiring spousal consent in this item will also apply with regard to your election to take any in-service withdrawal under the terms of the Plan and will also apply to withdrawals for loans as described in "Loans", Item 13 of this Endorsement. A spouse's written consent, witnessed by a representative of the Plan or a notary, must be given on a form acceptable to the Employer and us, in accordance with the Plan and ERISA, prior to any such withdrawal or loan, unless you can show that there is no spouse or that the spouse cannot be located.

If the Annuity Account Value applied to provide the spousal benefits on the date payment is to commence is in the aggregate less than $5,000, you may choose to make payment in a single sum rather than in the form of a qualified Joint and Survivor Annuity or the "Normal Form" of Annuity as described in Part VII of this Contract. Upon any payment made pursuant to this Item 18, we will be released from any and all liability for payment with respect to the Annuity Account Value.


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



The existing provision is replaced by the following:

PART IX - GENERAL PROVISIONS

19.  ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

No amount to be paid under this Contract may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee. The foregoing will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order as defined in section 414(p) of the Code. No interest under this Contract may be transferred to any persons other than us upon surrender of such interest.


AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron                  /s/ Pauline Sherman
-----------------------------               -----------------------------
Christopher M. Condron                      Pauline Sherman
President and                               Senior Vice President, Secretary and
Chief Executive Officer                     Associate General Counsel


2004TSA                             Page 17